Exhibit (a)(1)(G)

Form of Welcome Email

To Be Sent: Monday, April 27, ~9:05am ET

Subject: Rocket Pharmaceuticals: Exchange Portal Now Open

Hello {FirstName},

Rocket Pharmaceuticals has created a user account for you in the AwardTraq Stock Option Exchange Portal.

Your username is {UserName}.

Click here to set your password and access your account.

You can also use the following web address to visit the option exchange portal: exchange.awardtraq.com.

For any questions, please contact people@rocketpharma.com.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.